Exhibit 8.1

December 16, 2011

Wells Fargo & Company,

    420 Montgomery Street,

        San Francisco, California 94163.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $5,500,000 aggregate principal amount of Medium-Term Notes, Series K, Notes Linked to 3 Month LIBOR due December 16, 2016 as described in the Company’s Pricing Supplement No. 151 dated December 13, 2011 (“Pricing Supplement 151”) to the Prospectus Supplement dated April 23, 2010, and the Prospectus dated June 4, 2009 contained in the Registration Statement on Form S-3, File No. 333-159738. We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in Pricing Supplement 151.

We hereby consent to the reference to us under the heading “United States Federal Income Tax Considerations” in Pricing Supplement 151 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Sullivan & Cromwell LLP